Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—December 19, 2016

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.01398 per unit, payable on January 17, 2017 to unitholders of record on December 30, 2016. The distribution primarily represents oil production during the month of September 2016 and natural gas production during August 2016.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	61,130	2,038	257,711	8,313	$41.10	$2.41
Prior Month	61,254	1,976	334,973	10,806	$41.85	$2.47

Oil cash receipts for the properties underlying the Trust totaled $2.5 million for the current month, a decrease of $0.1 million from the prior month calculation. The slight decrease was primarily due to a $0.75 per Bbl decrease in the realized wellhead price. Natural gas cash receipts decreased from $0.8 million in the prior distribution period to $0.6 million in the current month, primarily due to payment timing differences. One of the operators in the East Texas-North Louisiana area sold its properties, resulting in payment delays that impacted natural gas receipts by approximately $175,000. Natural gas sales volumes associated with this revenue were approximately 72,000 Mcf. Enduro Resource Partners, the sponsor of the Trust (“Enduro”), anticipates the revenue and volumes from this operator to be included in the February 2017 distribution.  Average gas NYMEX pricing remained consistent for the respective periods, with August average gas prices at $2.72 per Mcf compared to $2.79 per Mcf in July.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, increased $0.3 million to $2.6 million as a result of higher than anticipated lease operating expenses in prior months. Actual capital expenditures incurred have continued to be less than projected, resulting in a capital adjustment during the current month calculation that increased net profits negligibly. Total direct operating expenses and capital expenditures relate to expenses incurred during October 2016.

Enduro previously established a reserve for approved 2016 development expenses. As a result of lower than anticipated capital expenditures during the year, Enduro released the remaining $100,000 of the reserve in the current distribution period, thereby increasing the net profits attributable to the Trust. Enduro no longer maintains any reserve for development expenses.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555